Exhibit 10.1

IMS HEALTH INCORPORATED

Long-Term Incentive Program

(As Amended and Restated February 10, 2009)

1.             General.  This Long-Term Incentive Program (the “Program”) of IMS HEALTH INCORPORATED (the “Company” or “IMS HEALTH”) authorizes the grant of certain awards under Section 9 of the Company’s Employees’ Stock Incentive Plan (the “ESIP”) and Section 9 of the Company’s 2000 Stock Incentive Plan (the “2000 Plan” and, with the ESIP, the “Plans”) and sets forth certain terms and conditions of such grants.  The purpose of the Program is to help the Company secure and retain employees of outstanding ability and to motivate such employees to exert their best efforts on behalf of the Company and its subsidiaries by providing incentives directly linked to the profitability of the Company, and otherwise to further the purposes of the Plans.  The applicable terms and conditions of each of the Plans are incorporated by reference in this Program, and shall apply to the extent that the Committee has specified that the cash or Shares that are issuable or deliverable in settlement of an Award are drawn from either of the Plans.  If any provision of this Program or an agreement hereunder conflicts with a provision of the applicable Plan, the provision of the applicable Plan shall govern.  The Committee may delegate to specified officers or employees of the Company authority to perform administrative or other functions under the Program.

2.             Definitions.  Capitalized terms used in this Program but not defined herein have the same meanings as defined in the applicable Plan.  In addition to such terms and those terms defined in Section 1 above, the following are defined terms under this Program:

(a)           “Account” means the account established for a Participant under Section 6(a).

(b)           “Award” means the amount of a Participant’s Award Opportunity in respect of a Performance Period determined by the Committee to have been earned and the Participant’s rights to future payments of cash, Shares, Restricted Stock Units or non-restricted Stock Units, or Restricted Shares in settlement thereof.

(c)           “Award Opportunity” means the Participant’s opportunity to earn specified dollar-denominated and/or Stock Unit-denominated amounts in respect of a Performance Period.  An Award Opportunity constitutes a conditional right to receive settlement of an Other Stock-Based Award for purposes of the Plans.

(d)           “Cause” means “cause” as defined in an employment agreement between the Company and the Participant in effect at the time of Termination of Employment or, if there is no such employment agreement, Cause shall mean the (1) willful malfeasance or willful misconduct by the Participant in connection with his or her employment, (2) continuing failure to perform such duties as are requested by any employee to whom the Participant reports, directly or indirectly, or by the Board of Directors of the Company or the board of directors of any Subsidiary or affiliate which employs Participant, (3) failure by the Participant to observe policies of the Company or his or her employer applicable to the Participant, or (4) commission by the Participant of (i) any felony or (ii) any misdemeanor involving moral turpitude.

(e)           “Covered Employee” means an employee whom the Committee deems likely to be, at the end of a given Performance Period, a “covered employee” within the meaning of Section 162(m) of the Code.

(f)            “Dividend Equivalents” means credits to a Participant’s Account in respect of each Stock Unit as determined under Section 6(b).

(g)           “Participant” means an employee participating in this Program.

(h)           “Performance Goal” means the Company or individual accomplishment required as a condition to the earning of an Award Opportunity.  Unless otherwise determined by the Committee, Performance Goals shall meet the requirements of Section 9(b) of the ESIP.

(i)            “Performance Period” means the period of two consecutive fiscal years over which an Award Opportunity may be earned, provided that the Committee may specify a different duration for any Performance Period.

(j)            “Restricted Share” means a Share granted as an Other Stock-Based Award under the Plans, subject to a risk of forfeiture, non-transferable prior to vesting, restricted as to the right to receive dividends, and subject to such other restrictions as specified in the Plans or this Program and as the Committee may specify in any applicable agreement which must be executed by the Participant as a condition to receipt of the grant.  A Restricted Share will be actually issued by the Company at the time of grant, but the certificate therefor may be retained in the custody of the Company.

(k)           “Stock Unit” is a bookkeeping unit which represents a conditional right to receive one Share upon settlement, together with a right to Dividend Equivalents as specified in Section 6(b).  Stock Units constitute a commitment by the Company to issue or deliver Common Stock at specified future dates in settlement of Other Stock-Based Awards under the Plans.  Stock Units are arbitrary accounting measures created and used solely for purposes of this Program, and do not represent ownership rights in the Company, Shares, or any asset of the Company.  Stock Units subject to a risk of forfeiture based on continued employment and vesting may be referred to as “Restricted Stock Units.”

(l)            “Termination of Employment” means the termination of a Participant’s employment by the Company or a Subsidiary immediately after which the Participant is not employed by the Company or any Subsidiary; provided, however, that in the case of an Award Opportunity or Award that constitutes a deferral of compensation under Code Section 409A, “Termination of Employment” means a “separation from service” as defined in Treasury Regulation § 1.409A-1(h).

3.             Eligibility.  Employees who are eligible to participate in any of the Plans may be selected by the Committee to participate in this Program.

4.             Designation and Earning of Award Opportunities.

(a)           Designation of Award Opportunities and Performance Goals.  The Committee shall select employees to participate in the Program for a Performance Period and designate, for each such Participant, the Award Opportunity such

Participant may earn for such Performance Period, the nature of the Performance Goal the achievement of which will result in the earning of the Award Opportunity, and the levels of earning of the Award Opportunity corresponding to the levels of achievement of the performance goal.  If an Award is intended to be a “Performance-Based Award” under Section 9(b) of the ESIP, which would qualify under Section 162(m) of the Code, the Committee’s determinations under this Section 4(a) shall be made not later than 90 days after the Performance Period begins and in no event after 25% of the Performance Period has elapsed.  The Award Opportunity earnable by each Participant shall range from 0% to a specified maximum percentage of a specified target Award Opportunity.  The Committee shall specify a table, grid, or formula that sets forth the amount of a Participant’s Award Opportunity that will be earned corresponding to the level of achievement of a specified Performance Goal.  The foregoing notwithstanding, the per-person limitation under Section 9(b) of the ESIP shall apply to the portion of the Award Opportunity that is denominated in cash and the per-person limitation under Section 3(b) of the ESIP shall apply to the portion of the Award Opportunity that is denominated in Stock Units in the case of any Award governed by the ESIP.  The ESIP’s per-person limitation shall be applied taking into account the fact that Performance Periods may overlap.  Accordingly, any Award Opportunity designated for any new Performance Period under the Program shall be limited such that the maximum amounts earnable under such Award Opportunity, together with the maximum amounts earnable under all other previously authorized Performance Periods which overlap with such new Performance Period, will not exceed the applicable per-person limitation in effect for the first year of the new Performance Period.

(b)           Additional Participants and Award Opportunity Designations During a Performance Period.  The provisions of Section 4(a) notwithstanding, at any time during a Performance Period the Committee may select a new employee or a newly promoted employee to participate in the Program for that Performance Period and/or designate, for any such Participant, an Award Opportunity (or additional Award Opportunity) amount for such Performance Period.  In determining the amount of the Award Opportunity for such Participant under this Section 4(b), the Committee may take into account the portion of the Performance Period already elapsed, the performance achieved during such elapsed portion of the Performance Period, and such other considerations as the Committee may deem relevant.  The Committee shall have no authority to grant additional Award Opportunities under this Section 4(b) if and to the extent that such authority would cause any Award Opportunity granted to a Covered Employee to not qualify as “performance-based compensation” under Section 162(m) of the Code.

(c)           Determination of Award.  As promptly as practicable after the end of each Performance Period, the Committee shall determine the extent to which the Performance Goal for the earning of Award Opportunities was achieved during such Performance Period and the resulting Award to the Participant for such Performance Period.  The Committee may adjust upward or downward the amount of an Award, in its sole discretion, in light of such considerations as the Committee may deem relevant (but subject to applicable limitations of the Program, including the maximum Award Opportunity authorized for each Participant); provided, however, that, with respect to a Covered Employee, no upward adjustment may be made and adjustments otherwise shall comply with applicable requirements of Treasury Regulation 1.162-27(e) under the Code; and provided further that, for any Performance Period beginning in 2009 or thereafter, the Committee shall have no discretion to adjust an Award upward or downward (non-discretionary adjustments in accordance with explicit and objective terms set forth as part of the designation of the Performance Goal under Section 4(a) will be permitted, however).  In all cases, the Committee’s determination under this Section 4(c) shall be made between January 1 and March 15 following the end of a Performance Period that ends on the last day of the Company’s fiscal year, and shall be made within 75 days following the end of any Performance Period ending at a date other than the last day of the Company’s fiscal year.

(d)           Change in Control.  In the event of a Change in Control during the Performance Period, each Participant’s Award Opportunity shall be deemed earned at the target level and settled by delivery of cash and Shares without further restrictions or vesting requirements, unless otherwise provided by the Committee at the time the Award Opportunity is designated under Section 4(a).  If, upon a Change in Control, an Award Opportunity is deemed earned at any level less than the maximum level, Participants shall retain the opportunity to earn any unearned portion of the Award Opportunity based on performance in the remainder of the Performance Period.  For purposes of this Section 4(d), settlement shall occur within five business days after the Change in Control, except that, in the case of any Award that constitutes a deferral of compensation under Code Section 409A, settlement shall occur within five business days after (i) the occurrence of a “409A Change in Control” (as defined in the applicable Plan) occurring at the time of or following the Change in Control or (ii) upon occurrence of the Change in Control occurring within 90 days after the 409A Change in Control, but only if the occurrence of the Change in Control is non-discretionary and objectively determinable at the time of the 409A Change in Control (in this case, the Participant shall have no influence on when during such 90-day period the settlement shall occur).  If a Change in Control occurs but settlement of an Award that constitutes a deferral of compensation under Code Section 409A does not occur under the preceding sentence, such Award shall be settled at the earliest of (i) the earliest permitted time of settlement that would have applied if the Performance Period continued to its conclusion in the absence of a Change in Control, (ii) occurrence of a 409A Change in Control, or (iii) the Participant’s separation from service, subject to the six-month delay rule in Section 17(a)(iii)(B) of the ESIP and Section 16(a)(iii)(B) of the 2000 Plan.  In the event that any vested Stock Unit that constitutes a deferral of compensation under Code Section 409A cannot be settled upon a Change in Control or immediately upon the Participant’s separation from service after a Change in Control, the Participant shall have the right to elect to denominate such Stock Units in cash (based on the then Fair Market Value of Shares) both at the time of the Change in Control and again upon separation from service following the Change in Control.  If the Participant elects to denominate such Award in cash, the Company will adjust the cash payment to reflect the deferred settlement date by multiplying the cash amount by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which the award was denominated in cash (or the most appropriate surrogate for such rate if such rate is not available) multiplied by a fraction, the numerator of which is the number of days from and including the date on which the award was denominated in cash until and including the date of payment of such award to Executive and the denominator of which is 365, and pay such adjusted amount at settlement.

5.             Vesting of Awards and Settlement.

(a)           Vesting of Award .  Awards with respect to a given Performance Period shall become vested at such times as the Committee shall determine.  The foregoing notwithstanding, the unvested portion of any Award shall immediately vest upon a Change in Control or as otherwise provided under Section 7 in the event of Termination of Employment in specified circumstances.  In addition, the Committee may, in its sole discretion, accelerate the vesting of any unvested portion of an Award. Restricted Stock Units and unvested deferred cash amounts shall be credited to the “unvested subaccount” under the Participant’s Account.

(b)           Form of Award and Deferral.  The Committee shall specify whether cash, deferred cash, Shares, Restricted Stock Units, non-restricted Stock Units or Restricted Shares will be paid, issued, credited or granted to the Participant upon the earning of an Award Opportunity.  A Participant will be permitted to elect to defer settlement of the Award, in the discretion of the Committee; any deferral election must be made in accordance with Exhibit A to the 1998 ESIP and any other restrictions imposed by the Senior Vice President — Human Resources.   If Stock Units (Restricted or non-restricted) or deferred cash are credited to a Participant’s Account, the Participant will not be permitted to elect to change the form of deferral in a way affecting Stock Units (i.e., he or she may not switch out of the Stock Units into deferred cash or vice versa), except as otherwise provided under Section 4(d).

(c)           Settlement of Award and Account.  Any non-deferred, vested Award shall be paid   by the Company in settlement promptly after the date of determination by the Committee under Section 4(c), subject to Sections 4(d) and 7.  For this purpose, the term “promptly” means, for a Performance Period that ends on the last day of a fiscal year, by the following April 30, and for a Performance Period that ends earlier than the last day of a fiscal year, within 75 days after the lapse of the Participant’s substantial risk of forfeiture with respect to such Award.  With respect to any unvested and/or deferred amount in the Participant’s Account, deferred cash will be paid in cash on the first business day after the date it is both vested and subject to no further deferral, Stock Units will be settled by issuing and/or delivering to the Participant one Share for each Stock Unit being settled on the first business day after the date the Stock Units are both vested and subject to no further deferral, and certificates representing Shares will be delivered promptly after the date Restricted Shares vest.  Any deferral period will end immediately prior to a 409A Change in Control, subject to the settlement and related rules under Section 4(d) (including cash denomination election rules).  The Committee or its delegee may, in its sole discretion, determine the manner in which whole Shares shall be delivered by the Company and the manner of settlement of any fractional Share.

(d)           Tax Withholding.  The Company shall deduct from any settlement of a Participant’s Award or other payment to the Participant any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect to the Award.  In furtherance of this requirement, the Company shall withhold from the Shares issuable or deliverable in settlement of a Participant’s Stock Units or upon the vesting of Restricted Shares the number of Shares having an aggregate Fair Market Value equal to any Federal, state, and local withholding or other tax or charge which the Company is required to withhold under applicable law, unless the Participant has otherwise elected and has made other arrangements satisfactory to the Company to pay such withholding amounts.

(e)           Non-Transferability.  An Award Opportunity and any resulting Award, including any deferred cash, Stock Unit, Restricted Share, Account or Account balance, or other right hereunder shall be non-transferable and subject to such related restrictions as specified in Sections 13 and 17(a)(vii) of the ESIP and Sections 12 and 16(a)(viii) of the 2000 Plan.

6.             Certain Terms of Accounts and Awards.

(a)           Account.  The Company shall maintain a bookkeeping account for each Participant reflecting the amount of Stock Units, deferred cash and other amounts then credited to the Participant hereunder.  Restricted Shares will not be deemed to be credited to such Account, but the Company may provide include on any account statement information with respect to the Participant’s Restricted Shares under the Program.  The Account may include subaccounts or other appropriate designations.

(b)           Dividend Equivalents and Dividends.  Dividend Equivalents shall be payable or credited on Stock Units (whether Restricted or non-restricted), and dividends shall be payable on Restricted Shares, if and to the extent specified by the Committee.  Without limiting the authority of the Committee, the Committee may specify that Dividend Equivalents will not be credited to the Participant’s Account and dividends will not be paid on Restricted Shares on regular dividend payment dates, but at such time as Stock Units are to be settled or Restricted Shares vest the Participant shall receive a cash payment, together with the issuance of each Share in settlement of each Stock Unit or the vesting of each Restricted Share, equal to the aggregate amount of regular cash dividends on one Share the record date for which occurred between the beginning of the Performance Period and the date of such settlement or vesting.  No interest will be payable in connection with such dividend equivalents or dividends.  Dividend Equivalents will be deemed to be separate payments from the underlying Stock Units or Restricted Shares for purposes of Code Section 409A.  Determinations as to the form and timing of payment of Dividend Equivalents under this Section 6(b) shall be made at the time of designation of the Award Opportunity, except to the extent otherwise permitted in compliance with Code Section 409A.

(c)           Adjustments.  The Committee may adjust the number of Stock Units credited to Participant’s Account and/or the number of the Participant’s Restricted Shares in order to prevent dilution or enlargement of Participants’ rights with respect thereto, to reflect any changes in the number of outstanding Shares or other effect resulting from any event referred to Section 10(a) of the ESIP or Section 9(a) of the 2000 Plan.  Participants shall have a legal right to adjustments to Award Opportunities and Awards in the event of an equity restructuring to the extent provided in Section 10(a) of the ESIP or Section 9(a) of the 2000 Plan.

(d)           Grandfathered Awards.  Any Award that was vested before 2005 and remains outstanding at the date of amendment and restatement of the Plan on October 21, 2008 shall be subject to the terms of this Plan and interpretations hereunder as in effect on October 3, 2004, and shall not be materially modified thereafter.

7.             Effect of Termination of Employment.

(a)           Termination Prior to Completion of Performance Period.  Except to the extent set forth in subsections (i) and (ii) of this Section 7(a), upon a Participant’s Termination of Employment prior to completion of a Performance Period, the Participant’s Award Opportunity relating to such Performance Period shall cease to be earnable and shall be canceled, and the Participant shall have no further rights or opportunities hereunder:

(i)                                     Disability or death.  If Termination of Employment is due to the Disability or death of the Participant, the Participant or his or her beneficiary shall be deemed to have earned and shall be entitled to receive an Award for any Performance Period in which termination occurs equal to the Award which would have been earned had Participant’s employment not terminated multiplied by a fraction the numerator of which is the number of calendar days from the beginning of the Performance Period to the date of Participant’s Termination of Employment and the denominator of which is the number of calendar days in the Performance Period.  Such pro rata Award will be determined at the same time as Awards for continuing Participants are determined (i.e., normally at the end of the Performance Period in accordance with Section 4(c)).  Upon its determination, such pro rata Award shall be fully vested and shall be settled in cash and Shares (without further vesting required) by March 15th of the year following completion of the Performance Period (or at any earlier applicable date under Section 5(c) or 4(d)), except that, if the Participant is eligible to file and has timely filed an irrevocable election to defer settlement following a Termination of Employment due to Disability, such pro rata Award shall be settled in accordance with such deferral election.  The portion of the Participant’s Award Opportunity not earned will cease to be earnable and will be canceled.  Section 17(g) of the 1998 ESIP and Section 16(g) of the 2000 Plan shall apply, but the Award shall be deemed to be subject to a performance-based vesting condition until the determination as to the extent of earning is made hereunder.

(ii)                                  Committee Discretion.  The Committee may determine that the Participant shall be deemed to have earned all or a portion of an Award Opportunity for the Performance Period in which termination occurred, either at the time of termination or following completion of the Performance Period, except that no such determination may be made if the Company terminated the Participant for Cause, and in the case of an Award that constitutes a deferral of compensation under Code Section 409A, the Committee’s determination as to the deemed earning of the Award shall not result in an acceleration of the time of settlement of the Award not otherwise permitted under Code Section 409A.

(b)           Termination After Completion of Performance Period.  Upon a Participant’s Termination of Employment after completion of a given Performance Period (including a termination prior to the Committee’s determination of the amount of the Participant’s Award Opportunity earned), the following provisions shall apply:

(i)                                     Vested Portion of Award.  Any vested portion of the Participant’s Award (regardless of any elective deferral) shall be settled on the 30th day following Termination of Employment, subject to the six-month delay rule in Section 17(a)(iii)(B) of the ESIP and Section 16(a)(iii)(B) of the 2000 Plan (applicable to any Award that constitutes a deferral of compensation under Code Section 409A), except that, if Termination of Employment is by the Company for Cause and prior to the Committee’s determination of the amount of Award Opportunity earned for a given Performance Period, the Participant’s Award for that Performance Period will be forfeited, and if Termination of Employment is due to Disability or Retirement and the Participant is eligible to file and has timely filed an irrevocable election to defer settlement of his Account following Termination of Employment, such Account shall be settled in accordance with such deferral election.

(ii)                                  Unvested Portion of Award.  Except to the extent set forth in subsections (A) and (Bi) of this Section 7(b)(ii), any unvested Award, including any Restricted Stock Units and unvested deferred cash credited to the Participant’s Account and unvested Restricted Shares, will be forfeited:

(A)                              Disability, death, or Retirement.  If Termination of Employment is due to the Disability or death of the Participant, or if Termination of Employment is due to Retirement and the Committee has specifically approved the vesting upon such Retirement, any Award, including Restricted Stock Units, deferred cash and Restricted Shares, shall be deemed vested for purposes of this Section 7(b)(ii). Section 17(g) of the 1998 ESIP and Section 16(g) of the 2000 Plan shall apply.

(B)                                Committee Discretion.  The provisions of (A) above notwithstanding, the Committee may determine to accelerate the vesting of all or any portion of a Participant’s Award, except in the event that the Company terminated the Participant for Cause.

(C)                                409A Awards.  In the case of an Award that constitutes a deferral of compensation under Code Section 409A, the lapse of the substantial risk of forfeiture of the Award under (A) or (B) above shall not result in an acceleration of the time of settlement of the Award not otherwise permitted under Code Section 409A.

(c)           Other Termination Provisions.  Any vesting and settlement of Award Opportunities and Awards provided for in a separate agreement between the Participant and the Company shall be subject to the rules for compliance with Code Section 409A set forth in Section 17 of the 1998 ESIP and Section 16 of the 2000 Plan, and to the terms and provisions of such separate agreement.

8.             Forfeiture of Awards and Gain Realized Upon Prior Vesting and Settlement.

The greatest assets of IMS HEALTH are its employees, technology and customers.  In recognition of the increased risk of unfairly losing any of these assets to its competitors, IMS HEALTH has adopted the following policy:

If a Participant directly or indirectly engages in any of the “Detrimental Activities” defined below during his or her employment or after having left employment (to the extent provided below) by the Company or any of its affiliates (each, an “IMS HEALTH Company”):

Any unvested Awards (including Restricted Stock Units, cash, and Restricted Shares) shall automatically be forfeited on the later of the date of the

Participant’s  Termination of Employment or the date of his or her Detrimental Activity, without regard to the provisions of Section 7; and

Any Awards that vested within one year prior to, or at any time after, the date of the Participant’s  Detrimental Activity (the “Forfeiture Period”) but which have not yet been settled shall automatically be forfeited at the later of the date of his or her Termination of Employment or the date of his or her Detrimental Activity; and

The Participant shall pay to the Company, in cash, a forfeiture amount  with respect to any Awards that vested and were settled during the Forfeiture Period equal to the amount of cash paid to Participant in such settlement plus the fair market value (determined as of the date of settlement of the Stock Units or date of vesting of Restricted Shares) of the Shares delivered to the Participant in settlement of his or her Stock Units or the Restricted Shares that became vested during the Forfeiture Period, such forfeiture amount payable at the later of the Participant’s Termination of Employment or the date of his or her Detrimental Activity.

Detrimental Activities are defined as:

using or disclosing any information that has been treated by an IMS HEALTH Company as confidential or proprietary and is of competitive advantage to such IMS HEALTH Company, unless the Participant is using or disclosing it in the course of his or her job with such IMS HEALTH Company, during the period beginning at the start of the Performance Period and ending twelve months after the Participant leaves employment with any IMS HEALTH Company (the “Prohibitive Period”), soliciting for anyone other than an IMS HEALTH Company the trade or business of any entity that was a customer, prospective customer or data supplier of an IMS HEALTH Company during the period that the Participant worked for any IMS HEALTH Company, during the Prohibitive Period, soliciting any employee of any IMS HEALTH Company to leave his or her employment; or employing or otherwise using the services of any person who is or was an IMS HEALTH Company employee during the last twelve months that the Participant  worked for an IMS HEALTH Company, or during the Prohibitive Period, directly or indirectly (including without limitation as an officer, director, employee, advisor, consultant or investor), (i) seeking or accepting any employment or other work with or providing assistance to any person or entity that offers Competitive Services (as defined below) to any person or entity that was a customer or potential customer of any IMS HEALTH Company at any time during the last two years of his or her employment with any IMS HEALTH Company, or (ii) otherwise providing Competitive Services.

For purposes hereof, “Competitive Services” means engaging in of the following activities anywhere in the world in connection with providing information services to the pharmaceutical and healthcare industry:

(a)                                  creating market research reports or audits;

(b)                                 using or developing technology similar to that which IMS HEALTH uses to process pharmaceutical or health care information, including but not limited to decision support tools, data warehousing applications and data mining applications;

(c)                                  management of sales forces;

(d)                                 measurement of sales force performance or product performance;

(e)                                  creation of physician profiles for purposes of targeting; or

(f)                                    micromarketing programs based on actual prescribing behavior of physicians and other prescribers.

By accepting any grant of an Award Opportunity or Award, the Participant shall be deemed to have consented to a deduction from any amounts the Company or the Participant’s employer owes to him or her from time to time equal to the forfeiture amount, to the extent such deduction is permitted by applicable law.

9.             General Provisions.

(a)           Changes to this Program.  The Committee may at any time amend, alter, suspend, discontinue, or terminate this Program, and such action shall not be subject to the approval of the Company’s shareholders; provided, however, that any amendment to the Program beyond the scope of the Committee’s authority shall be subject to the approval of the Board of Directors; and provided further, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant with respect to an Award outstanding at the time of the amendment.  The foregoing notwithstanding, the Committee may, in its discretion, accelerate the termination of any deferral period and the resulting settlement of Stock Units or other deferred amounts, with respect to an individual Participant or all Participants, without the consent of the affected Participants.

(b)           Not Annual Bonus for Purposes of Other Plans.  Amounts earned or payable under the Program shall not be deemed to be annual incentive or annual bonus compensation for purposes of any retirement or supplemental pension plan of the Company, any employment agreement or change in control agreement between the Company and any Participant, or for purposes of any other plan, unless the Company shall enter into a written agreement that specifically identifies this Program by name and specifies that amounts earned or payable hereunder shall be considered to be annual incentive or annual bonus compensation.

(c)           Unfunded Status of Participant Rights.  Award Opportunities, Awards (other than Restricted Shares), Accounts, Stock Units and other deferred amounts, and related rights of a Participant represent unfunded deferred compensation obligations of the Company for ERISA and federal income tax purposes and, with respect thereto, the Participant shall have rights no greater than those of an unsecured creditor of the Company.

(d)           Nonexclusivity of the Program.  The adoption of this Program shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

(e)           Additional Terms Relating to Participants in Japan.  The Shares subject to Awards to Participants in Japan shall consist solely of treasury shares, that is, the shares of IMS Health Incorporated already issued and held in the name of IMS Health Incorporated.